Newmark Reports First Quarter 2024 Financial Results 1
NEW YORK, NY - May 3, 2024 - Newmark Group, Inc. (Nasdaq: NMRK) ("Newmark" or "the Company"), a leading commercial real estate advisor and service provider to large institutional investors, global corporations, and other owners and occupiers, today, reported its financial results for the three months ended March 31, 2024, and declared its quarterly dividend.

Comments from Barry M. Gosin, Chief Executive Officer of Newmark[1]
"Newmark's results were led by an over 90% improvement in mortgage brokerage and GSE origination volumes, as well as double-digit growth from our management and servicing businesses. Our ongoing market share gains in capital markets were driven by our talented professionals and the creative solutions we deliver for clients.
"We have started to see the impact of the over $900 billion in U.S. commercial and multifamily mortgages maturing this year. Our debt origination fees grew multiple times greater than industry volumes due to our substantial investments across data, analytics, and talent. The scale of these maturities into the changed interest rate environment will drive enormous opportunities for Newmark's service lines across origination, recapitalizations, and sales. Once values reset, we also expect leasing activity to improve. As the real estate adviser of choice, we are uniquely positioned to take advantage of these macroeconomic trends. Our target is to generate over $3 billion in revenues and $630 million of Adjusted EBITDA in 2026."

SELECT RESULTS COMPARED WITH THE YEAR-EARLIER PERIOD2

Highlights of Consolidated Results (USD millions, except per share data)	1Q24	1Q23	Change
Total Revenues	546.5	520.8	4.9%
GAAP loss before income taxes and noncontrolling interests ("GAAP pre-tax income")	(29.8)	(19.4)	(53.7)%
GAAP net loss for fully diluted shares	(16.3)	(10.4)	(57.0)%
GAAP net loss per fully diluted share	(0.09)	(0.06)	(50.0)%
Adjusted Earnings before noncontrolling interests and taxes ("Pre-tax Adjusted Earnings")	42.9	40.8	5.1%
Post-tax Adjusted Earnings to fully diluted shareholders ("Post-tax Adjusted Earnings")	37.4	35.4	5.8%
Post-tax Adjusted Earnings per share ("Adjusted EPS")	0.15	0.15	—%
Adjusted EBITDA ("AEBITDA")	63.5	62.9	0.9%
–Newmark's 13.5% increase in capital markets revenues outpaced the industry for the third consecutive quarter, led by 50.5% growth in Fees from commercial mortgage origination, net.
–The Company's businesses across Management services, servicing fees, and other increased by 21.0% and produced strong double-digit growth for the third quarter in a row.
REVENUE ANALYSIS3

Consolidated Revenues (USD millions)	1Q24	1Q23	Change
Fees from management services, servicing, and other	$182.7	$148.9	22.7%
Pass through revenues	74.2	63.3	17.1%
Management services, servicing fees, and other	256.9	212.3	21.0%
Leasing and other commissions	158.8	193.3	(17.9)%
Investment sales	70.8	72.0	(1.6)%
Fees from commercial mortgage origination, net	43.8	29.1	50.5%
OMSR revenues	16.1	14.1	14.5%
Commercial mortgage origination, net	59.9	43.2	38.7%
Total revenues	546.5	520.8	4.9%
Fees from management services, servicing, and other rose 22.7%. This improvement reflected the addition of Gerald Eve, as well as approximately 21% organic growth from Newmark's high margin servicing and asset management platform. Revenues from Leasing and other commissions were impacted by industry-wide activity declines of over 10% in the U.S. and more than 20% in the U.K. The Company gained meaningful market share in Investment sales compared with industry-wide volume declines of 16% in the U.S. and 26% in Europe. Newmark's debt origination business dramatically outpaced the industry, as Fees from commercial mortgage origination, net, increased by 50.5%. In
1 Please note the following: (i) Unless otherwise stated, all financial results and volume figures compare the first quarter of 2024 with the year-earlier period. (ii) For more on the "Recent Highlights", the sources of any economic or industry data contained herein, and on any long term targets mentioned, please see the section of this document titled "Other Useful Information" and the accompanying first quarter 2024 financial results investor presentation on the Company's website. (iii) See the section of this document titled "Certain Revenue Terms Defined" for more information on various revenue terms shown above and throughout this document, including the definitions of "Capital Markets", "Fee revenues", "commission-based revenues", "Fees from management services, servicing, and other", "Pass through revenues", and "OMSR revenues". The amounts of these items for various periods can be found in Newmark's supplemental tables on its investor relations website.
2 U.S. Generally Accepted Accounting Principles is referred to as “GAAP”. See the sections of this document including, but not limited to, “Non-GAAP Financial Measures”, “Adjusted Earnings Defined”, “Reconciliation of GAAP Net Income to Common Stockholders to Adjusted Earnings Before Noncontrolling Interests and Taxes and GAAP Fully Diluted EPS to Post-Tax Adjusted EPS”, and "Net Leverage", including any footnotes to these sections, for the complete and/or updated definitions of these and other non-GAAP terms and how, when and why management uses them, and the differences between results under GAAP and non-GAAP for the periods discussed herein. See also “Timing of Outlook for Certain GAAP and Non-GAAP Items” for a discussion of why it is difficult to forecast certain GAAP results without unreasonable effort.
3 Newmark's fee revenues grew by 2.9% to $456.2 million in the first quarter of 2024.

1

comparison, U.S. commercial/multifamily origination volumes increased by approximately 5%.
Beginning in the second quarter of 2024, the Company will present the total for Investment sales, Fees from commercial mortgage origination, net, and OMSR revenues as "Capital markets". In the first quarter of 2024, Capital markets revenues were $130.8 million, up by 13.5%. Please see "Certain Revenue Terms Defined" later in this document to see the first quarter of 2024 Revenue Analysis under this new presentation.
CONSOLIDATED EXPENSES4

Consolidated Expenses (USD millions)	1Q24	1Q23	Change
Compensation and employee benefits under GAAP	$328.2	$328.4	—%
Equity-based compensation and allocations of net income to limited partnership units and FPUs	51.4	35.6	44.3%
Non-compensation expenses under GAAP	189.5	165.6	14.4%
Total expenses under GAAP	569.1	529.6	7.5%
Pass through compensation expenses under GAAP	41.0	38.1	7.5%
Other compensation and employee benefits	286.3	289.4	(1.1)%
Compensation and employee benefits for Adjusted Earnings	327.3	327.5	(0.1)%
Pass through non-compensation expenses under GAAP	33.2	25.2	31.8%
Other non-compensation expenses	119.8	109.2	9.7%
Non-compensation expenses for Adjusted Earnings	153.0	134.4	13.8%
Total expenses for Adjusted Earnings	480.3	461.9	4.0%
Compensation expenses were flat on higher revenues but were down by 1.1% excluding pass-through items. This was largely due to lower variable compensation and the Company's cost savings initiatives, which were partially offset by expenses related to acquisitions and the recent hiring of industry-leading revenue-generating professionals under long term contracts. GAAP results also included a $15.8 million increase in non-cash equity-based compensation due to the timing of such charges between quarters and the increase in Newmark’s stock price. These charges were not related to additional share issuance.
Non-compensation expenses, excluding pass through items, were up $10.6 million, due to a $6.0 million increase in interest expense on Newmark’s GSE warehouse lines, which was offset with interest income on the GSE loans held for sale. Non-compensation expenses also include the addition of Gerald Eve.
Excluding the impact of pass through items, total expenses for GAAP and Adjusted Earnings increased by 6.1% and 1.9%, respectively.
TAXES AND NONCONTROLLING INTEREST5

Taxes And Noncontrolling Interest (USD millions)	1Q24	1Q23	Change
GAAP benefit for income taxes	$(3.5)	$(3.1)	(15.1)%
Provision for income taxes for Adjusted Earnings	6.5	6.1	6.6%
Net loss attributable to noncontrolling interests for GAAP	(10.1)	(6.0)	(67.7)%
Net loss attributable to noncontrolling interests for Adjusted Earnings	(0.9)	(0.7)	(37.7)%
Taxes and net income attributable to noncontrolling interests generally move in tandem with Newmark's earnings. The Company's tax rate for Adjusted Earnings was 15.0% in the first quarter of 2024 compared with 15.1% a year earlier.
CONSOLIDATED SHARE COUNT6

Consolidated Share Count (shares in millions)	1Q24	4Q23	1Q23
Fully diluted weighted-average share count under GAAP	174.8	249.8	172.6
Fully diluted weighted-average share count for Adjusted Earnings	255.4	249.8	239.9
Under the GAAP treasury stock method, Newmark's fully diluted share count moves in tandem with its stock price over a given period, all else equal. Because the average price of its Common Class A shares increased by 38.5% quarter-on-quarter, the Company accelerated the
4 The following items are relevant when analyzing the year-on-year changes in expenses: (i) In 2023, Newmark used more cash for "loans, forgivable loans and other receivables from employees and partners“ (or “employee loans”) than it had in any year in its history. The Company issued substantially more in employee loans in the first quarter of 2024 than in any prior quarter. Employee loans are recorded as part of Newmark's operating cash flow and on its balance sheet, and primarily relate to the hiring of new revenue-generating professionals under long-term contracts. The forgivable portions of employee loans are recognized as compensation expense for GAAP and non-GAAP results over the life of the loans. These and certain other expenses are recorded beginning in the first relevant quarter, while the relevant professionals may not reach full productivity until their second or third years with Newmark. (ii) Newmark's pass through compensation and non-compensation expenses are the same for GAAP and non-GAAP results for all periods. (iii) Newmark's compensation charges with respect to grants of exchangeability generally move in the same direction as the Company's stock price. (iv) See "Critical Accounting Policies and Estimates" in the Company's filings on Forms 10-Q and/or 10-K and "Non-GAAP Financial Measures” later in this document for information on how non-cash GAAP gains attributable to OMSRs and GAAP amortization of mortgage servicing rights (“MSRs”) affect GAAP and non-GAAP results.
5 The "other income" table can be found later in this document.
6 Note following: (i) The fully diluted weighted-average share count under GAAP may differ in certain periods from the fully diluted weighted-average share count for Adjusted Earnings to avoid anti-dilution, which also impacts GAAP net income for fully diluted shares. (ii) The average price of Newmark's shares is based on the average closing prices for the first quarter of 2024 compared with those for the fourth quarter of 2023 as per Bloomberg. (iii) "Spot” may be used interchangeably with the end-of-period share count. Please see the Company's quarterly financial results presentations for information on its spot share count for the relevant periods.

2

recognition of 1.9 million weighted average share equivalents. This 1.9 million did not represent the issuance of new RSUs. The Company anticipates its Fully diluted weighted-average share count for Adjusted Earnings to decline for the remainder of 2024 and to grow by approximately 2% compared with 246.3 million in 2023.
Newmark repurchased 3.5 million shares for $37.2 million during the quarter. As of quarter end, the Company had $317.7 million remaining under its share repurchase and unit redemption authorization.
SELECT BALANCE SHEET DATA7

Select Balance Sheet Data (USD millions)	March 31, 2024	December 31, 2023
Cash and cash equivalents	$140.9	$164.9
Total corporate debt	$670.2	$547.3
Total Equity	$1,566.6	$1,594.9
The Company has no near-term maturities due to the refinancing of its corporate debt. In the first quarter of 2024, Newmark issued $600.0 million aggregate principal amount of 7.5% senior notes due January 2029 (the “Senior Notes”). After the close of the quarter, Newmark renewed its $600.0 million revolving Credit Facility under substantially the same terms and covenants, extending the maturity date from March 2025 to April 2027.
The balance sheet changes from year-end 2023 included cash generated by the business and incremental corporate debt, which included the Senior Notes issuance, the repayment of the Delayed Draw Term Loan Credit Agreement, and subsequent borrowing under Newmark's revolving Credit Facility. This was offset by the hiring of revenue-generating professionals, share repurchases, and normal first quarter movements in working capital.
ONLINE AVAILABILITY OF INVESTOR PRESENTATION AND ADDITIONAL FINANCIAL TABLES
Newmark's quarterly supplemental Excel tables include revenues, earnings, and other metrics for periods from 2018 through the first quarter of 2024. The Excel tables and the Company’s quarterly financial results presentation are available for download at ir.nmrk.com. These materials include other useful information that may not be contained herein.
DIVIDEND INFORMATION
On May 2, 2024, Newmark's Board of Directors (the "Board") declared a qualified quarterly dividend of $0.03 per share payable on June 3, 2024, to Class A and Class B common stockholders of record as of May 17, 2024. The ex-dividend date will be May 16, 2024.
OUTLOOK FOR 20248

Metrics	FY 2023 Actual	Expected YoY Change (Except for Tax Rate)
Total Revenues (millions)	$2,470.4	3% to 7%
Adjusted EBITDA (millions)	$398.3	5% to 9%
Adjusted Earnings Per Share	$1.05	5% to 9%
Adjusted Earnings Tax Rate	15.1%	15% to 18%
The Company's outlook for full year 2024 remains unchanged, other than its improved expectation for Adjusted Earnings taxes. Newmark continues to expect sequential and year-on-year improvement in its non-GAAP earnings measures for the second and third quarters of 2024. The Company expects to complete its $75 million cost savings plan in the second quarter of 2024. The Company's 2024 guidance excludes the potential impact of any future acquisitions.
CONFERENCE CALL
Newmark will host a conference call at 10:00 a.m. ET today to discuss these results. A webcast of the call, along with an investor presentation summarizing the Company's Non-GAAP results, is expected to be accessible via the following sites:
http://ir.nmrk.com or https://event.webcasts.com/starthere.jsp?ei=1665493&tp_key=8a6b5ea77d
After pre-registering, you will receive your access details via email. For those who are unable to join the webcast, the Company has posted dial-in information on the event's webpage. Please note that those who dial in may experience delays in joining the live call.
7 The following items are relevant when analyzing the year-on-year changes in certain items related to cash flow and the balance sheet: (i) “Total equity” in this table is the sum of “redeemable partnership interests,” “noncontrolling interests” and “total stockholders' equity”. (ii) “Total corporate debt” in this table excludes “Warehouse facilities collateralized by U.S. Government Sponsored Enterprises”. Newmark uses its warehouse lines and repurchase agreements for short-term funding of mortgage loans originated under its GSE and FHA lending programs, and such amounts are generally offset by “Loans held for sale, at fair value” on the balance sheet. These loans are typically sold within 45 days. Loans made using Newmark’s warehouse lines are recourse to Berkeley Point Capital LLC, but non-recourse to Newmark Group. (iii) “Liquidity”, when discussed or shown, excludes marketable securities that have been financed. Unlike certain other companies' definition of liquidity, Newmark's does not include the value of its undrawn revolving credit line(s). See the section titled “Liquidity Defined” and the related reconciliation tables later in this document. (iv) "Net debt", when used, is defined as total debt, net of cash or, if applicable, total liquidity, while "net leverage", when used, is a non-GAAP measure that equals net debt divided by trailing twelve month Adjusted EBITDA. (v) See "Cash generated by the business" under "Other Useful Information" for more on this analytic.
8 The outlook for Adjusted Earnings taxes represents the absolute expect range of the rate. Please note the following with respect to Newmark's outlook: (i) See “Timing of Outlook for Certain GAAP and Non-GAAP Items” for a discussion of why it is difficult to forecast certain GAAP results without unreasonable effort. (ii) Newmark's expense reduction targets are based on the Company's annualized run-rate as of the third quarter of 2022, and therefore exclude the impact of any subsequent acquisitions or hires of revenue-generating professionals. Support and operational expenses exclude variable costs tied to revenues. (iii) This outlook assumes no meaningful changes in Newmark's stock price. The Company's expectations are subject to change based on various macroeconomic, social, political, and other factors. None of it targets or goals beyond 2024 should be considered formal guidance.

3

A webcast replay of the conference call is expected to be accessible at the same websites within 24 hours of the live call and will be available for 365 days following the call. The Company highly recommends that investors use the webcast to access the call to avoid experiencing extended wait times via the dial-in phone numbers. Participants who cannot access the webcast are strongly encouraged to pre-register to gain immediate access to the call and bypass the live operator. Pre-registration may be completed at any time by accessing the pre-registration link on Newmark's Investor Relations website, or by navigating to:
https://event.webcasts.com/starthere.jsp?ei=1665493&tp_key=8a6b5ea77d

CERTAIN REVENUE TERMS DEFINED
Fee and non-fee revenues
The Company’s total revenues include certain management services revenues that equal their related expenses. These revenues represent fully reimbursable compensation and non-compensation costs recorded as part of Newmark's Global Corporate Services ("GCS") and Property Management businesses. Such revenues therefore have no impact on the Company's GAAP or Non-GAAP earnings measures and may be referred to as "Pass through revenues". The amounts recorded as Pass through revenues are also recorded as "Pass through expenses". Newmark's total revenues also include non-cash gains with respect to originated mortgage servicing rights (“OMSRs”), which represent the fair value of expected net future cash flows from servicing recognized at commitment, net. Such non-cash gains may also be called "OMSR revenues." Newmark may also refer to Pass through revenues and OMSR revenues together as “Non-fee revenues”, and the remainder of its total revenues as "Fee revenues".
Commission-based revenues
"Commercial mortgage origination, net" includes origination fees related to Newmark's multifamily GSE/FHA9 business and fees from commercial mortgage brokerage and loan sale advisory (together, "Fees from commercial mortgage origination, net"), and includes all OMSR revenues. Revenues from Investment sales and mortgage brokerage transactions were together referred to as "capital markets" As discussed below, capital markets will also includes all revenues related to multifamily GSE/FHA origination beginning in the second quarter of 2024. Newmark's "commission-based" revenues include Leasing and other commissions, Investment sales, fees from commercial mortgage origination, net, and Valuation & Advisory. In these businesses, revenue-generating professionals earn a substantial portion or all their compensation based on their production (and who therefore may also be referred to as "producers"). Commission-based revenues exclude OMSR revenues because Newmark does not compensate its producers based on this non-cash item.
Recurring revenues
"Servicing and other revenues" may be called Newmark's "servicing business" and includes servicing fees, interest income on loans held for sale, escrow interest, and yield maintenance fees, which all relate primarily to Newmark's multifamily GSE/FHA business. "Management services, servicing fees, and other" (which may also be referred to as "recurring revenues", "recurring businesses", or "management businesses") includes all pass through revenues, as well as fees from Newmark's servicing business, GCS, Property Management, its flexible workspace platform, and Valuation & Advisory, as well as all revenues generated by Spring11. Fees from management services, servicing, and other" are revenues from all recurring businesses excluding Pass through revenues.
Beginning in the first quarter of 2024, the portion of Spring11's revenues associated with its servicing and asset management portfolio are no longer reported under "Management services" but are instead recorded as part of "Servicing and other revenues" for all periods from the first quarter of 2023 onwards. This change had no impact on the overall line items "Fees from management services, servicing, and other" and "Management services, servicing fees, and other", or on the Company's consolidated results.
Contractual Business
"Contractual business”, which may be used interchangeably with "contractual services" or "contractual revenues", is defined as business for which the Company has a contract with a client that is generally for a year or longer. Contractual business, when quantified, includes all revenues related to landlord representation (or “agency”) leasing, loan servicing (including escrow interest income), outsourcing (including property management, facilities management, and asset management), and lease administration. It also includes certain fees under contract produced by the Company’s flexible workspace and tenant representation service lines.
Additional details on current and historical amounts for certain of Newmark's revenues are available in the Company's quarterly supplemental Excel tables.
9 See "Industry Volumes" for a definition of these acronyms.

4

New Revenue Analysis Presentation
Beginning in the second quarter of 2024, the Company will recast its four main revenue line items into three line items as shown below. This change will have no impact on Newmark's consolidated GAAP or non-GAAP results. Before the end of the second quarter of 2024, the Company intends to update the Revenue Detail tab of the quarterly supplemental excel tables on its website to show revenues under this new presentation for periods from 2018 through the first quarter of 2024.

Consolidated Revenues (USD millions)	1Q24	1Q23	Change
Fees from management services, servicing, and other	$182.7	$148.9	22.7%
Pass through revenues	74.2	63.3	17.1%
Management services, servicing fees, and other	256.9	212.3	21.0%
Leasing and other commissions	158.8	193.3	(17.9)%
Investment sales	70.8	72.0	(1.6)%
Fees from commercial mortgage origination, net	43.8	29.1	50.5%
OMSR revenues	16.1	14.1	14.5%
Capital markets	130.8	115.2	13.5%
Total revenues	546.5	520.8	4.9%
OTHER USEFUL INFORMATION
Recent Acquisitions and Hires
On March 10, 2023, the Company acquired London-based real estate advisory firm, Gerald Eve, which operates from nine U.K. offices across multiple business lines and property types. The firm generated a majority of its fiscal year 2022 total revenues from management services, and has particular strength in capital markets, corporate real estate advisory, planning and development, tenant representation, landlord (or agency) leasing, and valuation. For the trailing twelve months ended March 31, 2023, MSCI ranked Gerald Eve at number three for U.K. industrial investment sales. Newmark also announced the acquisitions of three other companies in the second quarter of 2022. Together, these companies contributed revenues to Newmark's management services, leasing, and investment sales businesses.
In the first quarter of 2023, Newmark purchased the approximately 49% of Spring11 that it did not already own, having held a controlling stake since 2017. The acquisition of the balance of Spring11 significantly increased the size of the Company's overall servicing and asset management portfolio. Spring11 provides commercial real estate due diligence, consulting, asset management and limited servicing, as well as advisory services to a variety of clients, including lenders, investment banks and investors.
For more information on these acquisitions, please see the Company's most recent Quarterly Report on Form 10-Q or its most recent Annual Report on Form 10-K, and/or the following the press release on its website: "Newmark Acquires Top UK-Based Real Estate Advisory Firm Gerald Eve".
For additional information about key hires thus far in 2024, see the Company's investor relations website for press releases including: "Newmark Lands Leading National Affordable Housing Advisory Team", "Newmark Launches Paris Office, Bolstering Global Expansion with Key Talent Additions", "Newmark Hires Matthew Featherstone as Head of Debt & Structured Finance for the UK and Europe", "Newmark Expands Debt Platform in Partnership with U.S. Capital Markets Team, Industry Powerhouse Jonathan Firestone to Join and Co-Head", as well as additional releases and/or articles with respect to those whose hiring was announced between January 1, 2024, and May 2, 2024 in the "Media" section of Newmark's main website.
Cash Generated by the Business
Cash generated by the business means "Net cash provided by (used in) operating activities excluding loan originations and sales", before the impact of cash used for "Loans, forgivable loans and other receivables from employees and partners" (which Newmark considers to be a form of investment, but which is recorded as part of operating cash flow) and the impact of cash used with respect to the 2021 Equity Event.10 For more information, see the section of the Company's most recent quarterly supplemental Excel tables titled "Details of Certain Components Of ‘Net Cash Provided By (Used In) Operating Activities’".
Newmark and Industry Volumes and/or Data11
All industry volume figures are preliminary unless otherwise noted. Please see the accompanying supplemental Excel tables and quarterly financial results presentation on the Company's investor relations website, as well as Newmark's forthcoming Quarterly Report on Form 10-Q for more information with respect to volumes for Newmark and/or the industry and for other relevant industry and macroeconomic data. These documents include sources for such information.
10 The "Impact of the 2021 Equity Event" is defined in the section of this document called "Excluded Compensation-Related Items with Respect to the 2021 Equity Event under Adjusted Earnings and Adjusted EBITDA" under “Non-GAAP Financial Measures”. For additional details on how the 2021 Equity Event impacted share count, cash flow, and GAAP expenses, see the section of the Company's second quarter 2021 financial results press release titled "Additional Details About the Impact of Nasdaq and the 2021 Equity Event" and the related SEC filing on Form 8-K, as well as any subsequent disclosures in filings on Forms 10-Q and/or 10-K.
11 (i) The notional volumes reported by the GSEs are based on when loans are sold and/or securitized, and typically lag those reported by Newmark or estimates from the Mortgage Bankers’ Association ("MBA") by 30 to 45 days. Newmark usually calculates its GSE market share based on delivery for enhanced comparability. (ii) MSCI volumes include the large majority the industry's volumes for transactions of over $2.5 million in the U.S. and over €5 million in Europe. MSCI figures are often revised upwards over time, as they capture a greater percentage of transactions. (iii) CoStar's leasing activity estimates are often revised upwards over time, as they capture a greater percentage of transactions.

5

Other Items
Investors may find the following information useful: (i) Throughout this document, certain other reclassifications may have been made to previously reported amounts to conform to the current presentation and to show results on a consistent basis across periods. Unless otherwise stated, any such changes would have had no impact on consolidated total revenues or earnings under GAAP or for Adjusted Earnings, all else being equal. Certain numbers in the tables or elsewhere throughout this document may not sum due to rounding. (ii) Rounding may have also impacted the presentation of certain year-on-year percentage changes. (iii) Decreases in losses may be shown as positive percentage changes in the financial tables. (iv) Changes from negative figures to positive figures may be calculated using absolute values, resulting in positive percentage changes in the tables.

6

NEWMARK GROUP, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)
	March 31,	December 31,
	2024	2023
Assets
Current Assets:
Cash and cash equivalents	$140,903	$164,894
Restricted cash	97,806	93,812
Loans held for sale, at fair value	505,668	528,944
Receivables, net	524,413	622,508
Other current assets	108,527	95,946
Total current assets	1,377,317	1,506,104
Goodwill	774,156	776,547
Mortgage servicing rights, net	521,872	531,203
Loans, forgivable loans and other receivables from employees and partners, net	787,878	651,197
Right-of-use assets	568,118	596,362
Fixed assets, net	173,685	178,035
Other intangible assets, net	78,683	83,626
Other assets	140,213	148,501
Total assets	$4,421,922	$4,471,575

Liabilities and Equity:
Current Liabilities:
Warehouse facilities collateralized by U.S. Government Sponsored Enterprises	$493,428	$498,631
Accrued compensation	316,554	400,765
Accounts payable, accrued expenses and other liabilities	550,718	583,564
Payables to related parties	9,571	6,644
Total current liabilities	1,370,271	1,489,604
Long-term debt	670,183	547,260
Right-of-use liabilities	568,044	598,044
Other long-term liabilities	246,795	241,741
Total liabilities	$2,855,293	$2,876,649

Equity:
Total equity (1)	1,566,629	1,594,926
Total liabilities and equity	$4,421,922	$4,471,575

(1) Includes "redeemable partnership interests," "noncontrolling interests" and "total stockholders' equity."

7

NEWMARK GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended March 31,
Revenues:	2024	2023
Management services, servicing fees and other	$256,934	$212,292
Leasing and other commissions	158,799	193,306
Investment sales	70,823	71,993
Commercial mortgage origination, net	59,943	43,208
Total revenues	546,499	520,799

Expenses:
Compensation and employee benefits	328,195	328,351
Equity-based compensation and allocations of net income to limited partnership units and FPUs	51,443	35,648
Total compensation and employee benefits	379,638	363,999
Operating, administrative and other	137,943	118,982
Fees to related parties	7,541	7,792
Depreciation and amortization	43,975	38,830
Total non-compensation expenses	189,459	165,604
Total operating expenses	569,097	529,603

Other income, net:
Other income (loss), net	(14)	(3,010)
Total other income (loss), net	(14)	(3,010)

Loss from operations	(22,612)	(11,814)
Interest expense, net	(7,220)	(7,591)
Loss before income taxes and noncontrolling interests	(29,832)	(19,405)
Benefit for income taxes	(3,516)	(3,056)
Consolidated net loss	(26,316)	(16,349)

Less: Net loss attributable to noncontrolling interests	(10,062)	(5,999)

Net loss available to common stockholders	$(16,254)	$(10,350)

Per share data:
Basic earnings per share
Net loss available to common stockholders	$(16,254)	$(10,350)
Basic earnings per share	$(0.09)	$(0.06)
Basic weighted-average shares of common stock outstanding	174,774	172,561

Fully diluted earnings per share
Net loss for fully diluted shares	$(16,254)	$(10,350)
Fully diluted earnings per share	$(0.09)	$(0.06)
Fully diluted weighted-average shares of common stock outstanding	174,774	172,561

Dividends declared per share of common stock	$0.03	$0.03
Dividends paid per share of common stock	$0.03	$0.03

8

NEWMARK GROUP, INC.
SUMMARIZED CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(In thousands)
(unaudited)

	Three Months Ended March 31,
	2024	2023
Net cash (used in) operating activities	$(68,783)	$(398,840)
Net cash (used in) investing activities	(7,354)	(118,059)
Net cash provided by financing activities	56,140	498,651
Net decrease in cash and cash equivalents and restricted cash	(19,997)	(18,248)
Cash and cash equivalents and restricted cash at beginning of period	258,706	312,952
Cash and cash equivalents and restricted cash at end of period	$238,709	$294,704

Net cash (used in) operating activities excluding loan originations and sales (1)	$(101,263)	$(108,521)

(1) Includes loans, forgivable loans and other receivables from employees and partners in the amount of $161.1 million and $130.5 million for the three months ended March 31, 2024 and 2023, respectively. Excluding these loans, net cash provided by operating activities excluding loan originations and sales would be $59.8 million and $21.9 million for the three months ended March 31, 2024 and 2023, respectively.
The Condensed Consolidated Statements of Cash Flows are presented in summarized form. For complete Condensed Consolidated Statements of Cash Flows, please refer to Newmark's Quarterly Report on Form 10-Q for the quarter ended March 31, 2024, to be filed with the Securities and Exchange Commission in the near future.

9

NON-GAAP FINANCIAL MEASURES
This document contains non-GAAP financial measures that differ from the most directly comparable measures calculated and presented in accordance with Generally Accepted Accounting Principles in the United States ("GAAP"). Non-GAAP financial measures used by the Company include "Adjusted Earnings before noncontrolling interests and taxes", which is used interchangeably with "Pre-tax Adjusted Earnings"; "Post-tax Adjusted Earnings to fully diluted shareholders", which is used interchangeably with "Post-tax Adjusted Earnings"; "Adjusted EBITDA"; and "Liquidity". The definitions of these and other non-GAAP terms are below.
The Company has made certain clarifications of and/or changes to its non-GAAP measures, including “Calculation of Non-Compensation Expense Adjustments for Adjusted Earnings” that will be applicable for reporting periods beginning with the third quarter of 2023 and thereafter, as described below.
Historically, Adjusted Earnings excluded gains or charges related to resolutions of litigation, disputes, investigations, or enforcement matters that are generally non-recurring, exceptional, or unusual, or similar items that that management believes do not best reflect Newmark’s underlying operating performance. To help management and investors best assess Newmark’s underlying operating performance and for the Company to best facilitate strategic planning, beginning with the third quarter of 2023 and thereafter, calculations of Adjusted Earnings will also exclude unaffiliated third-party professional fees and expense related to these items. Newmark has not modified any prior period non-GAAP measures, as it has determined such amounts were immaterial to previously reported results.
ADJUSTED EARNINGS DEFINED
Newmark uses non-GAAP financial measures, including “Adjusted Earnings before noncontrolling interests and taxes” and “Post-tax Adjusted Earnings to fully diluted shareholders”, which are supplemental measures of operating results used by management to evaluate the financial performance of the Company and its consolidated subsidiaries. Newmark believes that Adjusted Earnings best reflect the operating earnings generated by the Company on a consolidated basis and are the earnings which management considers when managing its business.
As compared with “Income (loss) before income taxes and noncontrolling interests” and “Net income (loss) for fully diluted shares”, both prepared in accordance with GAAP, Adjusted Earnings calculations primarily exclude certain non-cash items and other expenses that generally do not involve the receipt or outlay of cash by the Company and/or which do not dilute existing stockholders, as well as certain gains and charges that management believes do not best reflect the underlying operating performance of Newmark. Adjusted Earnings is calculated by taking the most comparable GAAP measures and making adjustments for certain items with respect to compensation expenses, non-compensation expenses, and other income, as discussed below.
CALCULATIONS OF COMPENSATION ADJUSTMENTS FOR ADJUSTED EARNINGS AND ADJUSTED EBITDA
Treatment of Equity-Based Compensation under Adjusted Earnings and Adjusted EBITDA
The Company’s Adjusted Earnings and Adjusted EBITDA measures exclude all GAAP charges included in the line item “Equity-based compensation and allocations of net income to limited partnership units and FPUs” (or “equity-based compensation” for purposes of defining the Company’s non-GAAP results) as recorded on the Company’s GAAP Consolidated Statements of Operations and GAAP Consolidated Statements of Cash Flows. These GAAP equity-based compensation charges reflect the following items:
–Charges with respect to grants of exchangeability, which reflect the right of holders of limited partnership units with no capital accounts, such as LPUs and PSUs, to exchange these units into shares of common stock, or into partnership units with capital accounts, such as HDUs, as well as cash paid with respect to taxes withheld or expected to be owed by the unit holder upon such exchange. The withholding taxes related to the exchange of certain non-exchangeable units without a capital account into either common stock or partnership units with a capital account may be funded by the redemption of preferred units such as PPSUs.
–Charges with respect to preferred units. Any preferred units would not be included in the Company’s fully diluted share count because they cannot be made exchangeable into shares of common stock and are entitled only to a fixed distribution. Preferred units are granted in connection with the grant of certain limited partnership units that may be granted exchangeability or redeemed in connection with the grant of shares of common stock at ratios designed to cover any withholding taxes expected to be paid. The Company believes that this is an acceptable alternative to the common practice among public companies of issuing the gross amount of shares to employees, subject to cashless withholding of shares, to pay applicable withholding taxes.
–GAAP equity-based compensation charges with respect to the grant of an offsetting amount of common stock or partnership units with capital accounts in connection with the redemption of non-exchangeable units, including PSUs and LPUs.
–Charges related to amortization of restricted stock units (“RSUs”), limited partnership units, restricted stock awards, other equity-based awards.
–Charges related to grants of equity awards, including common stock, RSUs, restricted stock awards, or partnership units with capital accounts.
–Allocations of net income to limited partnership units and FPUs. Such allocations represent the pro-rata portion of post-tax GAAP earnings available to such unit holders.

10

The amount of certain quarterly equity-based compensation charges is based upon the Company’s estimate of such expected charges during the annual period, as described further below under “Methodology for Calculating Adjusted Earnings Taxes”.
Virtually all of Newmark’s key executives and producers have equity or partnership stakes in the Company and its subsidiaries and generally receive deferred equity or limited partnership units as part of their compensation. A significant percentage of Newmark’s fully diluted shares are owned by its executives, partners, and employees. The Company issues limited partnership units, RSUs, restricted stock, as well as other forms of equity-based compensation, including grants of exchangeability into shares of common stock, to provide liquidity to its employees, to align the interests of its employees and management with those of common stockholders, to help motivate and retain key employees, and to encourage a collaborative culture that drives cross-selling and growth.
All share equivalents that are part of the Company’s equity-based compensation program, including REUs, PSUs, LPUs, certain HDUs, and other units that may be made exchangeable into common stock, as well as RSUs (which are recorded using the treasury stock method), are included in the fully diluted share count when issued or at the beginning of the subsequent quarter after the date of grant. Generally, limited partnership units (other than preferred units) are expected to be paid a pro-rata distribution based on Newmark’s calculation of Adjusted Earnings per fully diluted share.
Certain Other Compensation-Related Items under Adjusted Earnings and Adjusted EBITDA
Newmark also excludes various other GAAP items that management views as not reflective of the Company’s underlying performance for the given period from its calculation of Adjusted Earnings and Adjusted EBITDA. These may include compensation-related items with respect to cost-saving initiatives, such as severance charges incurred in connection with headcount reductions as part of broad restructuring and/or cost savings plans.
The Company also excludes compensation charges related to non-cash GAAP gains attributable to originated mortgage servicing rights (“OMSRs”) because these gains are also excluded from Adjusted Earnings and Adjusted EBITDA. OMSRs represent the fair value of expected net future cash flows from servicing recognized at commitment, net.
Excluded Compensation-Related Items with Respect to the 2021 Equity Event under Adjusted Earnings and Adjusted EBITDA
Newmark does not view the cash GAAP compensation charges related to 2021 Equity Event (the "Impact of the 2021 Equity Event") as being reflective of its ongoing operations. These consisted of charges relating to cash paid to independent contractors for their withholding taxes and the cash redemption of HDUs. These had been recorded as expenses based on Newmark's previous non-GAAP definitions, but were excluded in the recast non-GAAP results beginning in the third quarter of 2021 for the following reasons:
–But for the 2021 Equity Event, the items comprising such charges would have otherwise been settled in shares and been recorded as equity-based compensation in future periods, as is the Company's normal practice. Had this occurred, such amounts would have been excluded from Adjusted Earnings and Adjusted EBITDA and would also have resulted in higher fully diluted share counts, all else equal.
–Newmark views the fully diluted share count reduction related to the 2021 Equity Event to be economically similar to the common practice among public companies of issuing the net amount of common shares to employees for their vested stock-based compensation, selling a portion of the gross shares pay applicable withholding taxes, and separately making open market repurchases of common shares.
–There was nothing comparable to the 2021 Equity Event in 2020 and nothing similar is currently contemplated after 2021. Accordingly, the only prior period recast with respect to the 2021 Equity Event was the second quarter of 2021.
Calculation of Non-Compensation Expense Adjustments for Adjusted Earnings
Newmark’s calculation of pre-tax Adjusted Earnings excludes GAAP gains or charges related to the following:
–Non-cash amortization of intangibles with respect to acquisitions.
–Other acquisition-related costs, including unaffiliated third-party professional fees and expenses.
–Resolutions of non-recurring, exceptional or unusual gains or charges related to resolutions of litigation, disputes, investigations, or enforcement matters that are generally non-recurring, exceptional, or unusual, or similar items that that management believes do not best reflect Newmark’s underlying operating performance, including related unaffiliated third-party professional fees and expenses.
–Non-cash gains attributable to OMSRs.
–Non-cash amortization of mortgage servicing rights (which Newmark refers to as “MSRs”). Under GAAP, the Company recognizes OMSRs equal to the fair value of servicing rights retained on mortgage loans originated and sold. Subsequent to the initial recognition at fair value, MSRs are carried at the lower of amortized cost or fair value and amortized in proportion to the net servicing revenue expected to be earned. However, it is expected that any cash received with respect to these servicing rights, net of associated expenses, will increase Adjusted Earnings and Adjusted EBITDA in future periods.
–Various other GAAP items that management views as not reflective of the Company’s underlying performance for the given period, including non-compensation-related charges incurred as part of broad restructuring and/or cost savings plans. Such GAAP items may include charges for exiting leases and/or other long-term contracts as part of cost-saving initiatives, as well as non-cash impairment charges related to assets, goodwill, and/or intangible assets created from acquisitions.

11

Calculation of Other income (loss) for Adjusted Earnings and Adjusted EBITDA
Adjusted Earnings calculations also exclude certain other non-cash, non-dilutive, and/or non-economic items, which may in some periods include:
–Unusual, non-ordinary or non-recurring gains or charges.
–Non-cash GAAP asset impairment charges.
–Gains or losses on divestitures.
–The impact of any unrealized non-cash mark-to-market gains or losses on “Other income (loss)” related to the variable share forward agreements with respect to Newmark’s receipt of the payments from Nasdaq, Inc. (“Nasdaq”), in 2021 and 2022 and the 2020 Nasdaq payment (the “Nasdaq Forwards”).
–Mark-to-market adjustments for non-marketable investments.
–Certain other non-cash, non-dilutive, and/or non-economic items.
Due to Nasdaq’s sale of its U.S. fixed income business in the second quarter of 2021, the Nasdaq Earn-out and related Forward settlements were accelerated, less certain previously disclosed adjustments. Because these shares were originally expected to be received over a 15 year period ending in 2027, the Earn-out had been included in calculations of Adjusted Earnings and Adjusted EBITDA under Newmark's previous non-GAAP methodology. Due to the acceleration of the Earn-out and the Nasdaq Forwards, the Company now views results excluding certain items related to the Earn-out to be a better reflection of the underlying performance of Newmark’s ongoing operations. Therefore, beginning with the third quarter of 2021, other income (loss) for Adjusted Earnings and Adjusted EBITDA also excludes the impact of the below items from relevant periods. These items may collectively be referred to as the "Impact of Nasdaq".
–Realized gains related to the accelerated receipt on June 25, 2021, of Nasdaq shares.
–Realized gains or losses and unrealized mark-to-market gains or losses with respect to Nasdaq shares received prior to the Earn-out acceleration.
–The impact of any unrealized non-cash mark-to-market gains or losses on “Other income (loss)” related to the Nasdaq Forwards. This item was historically excluded under the previous non-GAAP definitions.
–Other items related to the Earn-out.
Newmark's calculations of non-GAAP “Other income (loss)” for certain prior periods includes dividend income on its Nasdaq shares, as these dividends contributed to cash flow and were generally correlated to Newmark's interest expense on short term borrowing against such shares. As Newmark sold 100% of these shares between the third quarter of 2021 and the first quarter of 2022, both its interest expense and dividend income declined accordingly.
METHODOLOGY FOR CALCULATING ADJUSTED EARNINGS TAXES
Although Adjusted Earnings are calculated on a pre-tax basis, Newmark also reports post-tax Adjusted Earnings to fully diluted shareholders. The Company defines post-tax Adjusted Earnings to fully diluted shareholders as pre-tax Adjusted Earnings reduced by the non-GAAP tax provision described below and net income (loss) attributable to noncontrolling interest for Adjusted Earnings.
The Company calculates its tax provision for post-tax Adjusted Earnings using an annual estimate similar to how it accounts for its income tax provision under GAAP. To calculate the quarterly tax provision under GAAP, Newmark estimates its full fiscal year GAAP Income (loss) before income taxes and noncontrolling interests and the expected inclusions and deductions for income tax purposes, including expected equity-based compensation during the annual period. The resulting annualized tax rate is applied to Newmark’s quarterly GAAP income before income taxes and noncontrolling interests. At the end of the annual period, the Company updates its estimate to reflect the actual tax amounts owed for the period.
To determine the non-GAAP tax provision, Newmark first adjusts pre-tax Adjusted Earnings by recognizing any, and only, amounts for which a tax deduction applies under applicable law. The amounts include charges with respect to equity-based compensation, certain charges related to employee loan forgiveness, certain net operating loss carryforwards when taken for statutory purposes, and certain charges related to tax goodwill amortization. These adjustments may also reflect timing and measurement differences, including treatment of employee loans, changes in the value of units between the dates of grants of exchangeability and the date of actual unit exchange, changes in the value of RSUs and/or restricted stock awards between the date of grant and the date the award vests, variations in the value of certain deferred tax assets and liabilities, and the different timing of permitted deductions for tax under GAAP and statutory tax requirements.
After application of these adjustments, the result is the Company’s taxable income for its pre-tax Adjusted Earnings, to which Newmark then applies the statutory tax rates to determine its non-GAAP tax provision. Newmark views the effective tax rate on pre-tax Adjusted Earnings as equal to the amount of its non-GAAP tax provision divided by the amount of pre-tax Adjusted Earnings.
Generally, the most significant factor affecting this non-GAAP tax provision is the amount of charges relating to equity-based compensation. Because the charges relating to equity-based compensation are deductible in accordance with applicable tax laws, increases in such charges have the effect of lowering the Company’s non-GAAP effective tax rate and thereby increasing its post-tax Adjusted Earnings.

12

Newmark incurs income tax expenses based on the location, legal structure, and jurisdictional taxing authorities of each of its subsidiaries. Certain of the Company’s entities are taxed as U.S. partnerships and are subject to the Unincorporated Business Tax (“UBT”) in New York City. Any U.S. federal and state income tax liability or benefit related to the partnership income or loss, with the exception of UBT, rests with the unit holders rather than with the partnership entity. The Company’s consolidated financial statements include U.S. federal, state, and local income taxes on the Company’s allocable share of the U.S. results of operations. Outside of the U.S., Newmark is expected to operate principally through subsidiary corporations subject to local income taxes. For these reasons, taxes for Adjusted Earnings are expected to be presented to show the tax provision the consolidated Company would expect to pay if 100% of earnings were taxed at global corporate rates.
CALCULATIONS OF PRE- AND POST-TAX ADJUSTED EARNINGS PER SHARE
Newmark’s pre-tax Adjusted Earnings and post-tax Adjusted Earnings per share calculations assume either that:
–The fully diluted share count includes the shares related to any dilutive instruments, but excludes the associated expense, net of tax, when the impact would be dilutive; or
–The fully diluted share count excludes the shares related to these instruments, but includes the associated expense, net of tax ,when the impact would be anti-dilutive.
The share count for Adjusted Earnings excludes certain shares and share equivalents expected to be issued in future periods but not yet eligible to receive dividends and/or distributions. Each quarter, the dividend payable to Newmark’s stockholders, if any, is expected to be determined by the Company’s Board of Directors with reference to a number of factors. Newmark may also pay a pro-rata distribution of net income to limited partnership units, as well as to Cantor for its noncontrolling interest.
The declaration, payment, timing, and amount of any future dividends payable by the Company will be at the discretion of its Board of Directors using the fully diluted share count. For more information on any share count adjustments, see the table of this document and/or the Company’s most recent financial results press release titled “Fully Diluted Weighted-Average Share Count for GAAP and Adjusted Earnings.”
MANAGEMENT RATIONALE FOR USING ADJUSTED EARNINGS
Newmark’s calculation of Adjusted Earnings excludes the items discussed above because they are either non-cash in nature, because the anticipated benefits from the expenditures are not expected to be fully realized until future periods, or because the Company views results excluding these items as a better reflection of the underlying performance of Newmark’s ongoing operations.
Management uses Adjusted Earnings in part to help it evaluate, among other things, the overall performance of the Company’s business and to make decisions with respect to the Company’s operations. The term “Adjusted Earnings” should not be considered in isolation or as an alternative to GAAP net income (loss). The Company views Adjusted Earnings as a metric that is not indicative of liquidity, or the cash available to fund its operations, but rather as a performance measure. Pre- and post-tax Adjusted Earnings, as well as related measures, are not intended to replace the Company’s presentation of its GAAP financial results. However, management believes that these measures help provide investors with a clearer understanding of Newmark’s financial performance and offer useful information to both management and investors regarding certain financial and business trends related to the Company’s financial condition and results of operations. Management believes that the GAAP and Adjusted Earnings measures of financial performance should be considered together.
For more information regarding Adjusted Earnings, see the sections of this document and/or the Company’s most recent financial results press release titled "Reconciliation of GAAP Net Income to Common Stockholders to Adjusted Earnings Before Noncontrolling Interests and Taxes and GAAP Fully Diluted EPS to Post-Tax Adjusted EPS”, including the related footnotes, for details about how Newmark’s non-GAAP results are reconciled to those under GAAP.
ADJUSTED EBITDA DEFINED
Newmark also provides an additional non-GAAP financial performance measure, “Adjusted EBITDA”, which it defines as GAAP “Net income (loss) available to common stockholders”, adjusted for the following items:
–Net income (loss) attributable to noncontrolling interest.
–Provision (benefit) for income taxes.
–OMSR revenue.
–MSR amortization.
–Compensation charges related to OMSRs.
–Fixed asset depreciation and intangible asset amortization.
–Equity-based compensation and allocations of net income to limited partnership units and FPUs.
–Various other GAAP items that management views as not reflective of the Company’s underlying performance for the given period. These may include compensation-related items with respect to cost-saving initiatives, such as severance charges incurred in connection with headcount reductions as part of broad restructuring and/or cost savings plans; charges for exiting leases and/or other long-term contracts as part of cost-saving initiatives; and non-cash impairment charges related to assets, goodwill and/or intangibles created from acquisitions.

13

–Other non-cash, non-dilutive, and/or non-economic items, which may, in certain periods, include the impact of any unrealized non-cash mark-to-market gains or losses on “other income (loss)” related to the Nasdaq Forwards, as well as mark-to-market adjustments for non-marketable investments.
–Interest expense.
–The Impact of Nasdaq and the Impact of the 2021 Equity Event, (together, the "Impact of Nasdaq and the 2021 Equity Event"), which are defined above.
MANAGEMENT RATIONALE FOR USING ADJUSTED EBITDA
Newmark’s calculation of Adjusted EBITDA excludes certain items discussed above because they are either non-cash in nature, because the anticipated benefits from the expenditures are not expected to be fully realized until future periods, or because the Company views excluding these items as a better reflection of the underlying performance Newmark’s ongoing operations. The Company’s management believes that its Adjusted EBITDA measure is useful in evaluating Newmark’s operating performance, because the calculation of this measure generally eliminates the effects of financing and income taxes and the accounting effects of capital spending and acquisitions, which would include impairment charges of goodwill and intangibles created from acquisitions. Such items may vary for different companies for reasons unrelated to overall operating performance. As a result, the Company’s management uses this measure to evaluate operating performance and for other discretionary purposes. Newmark believes that Adjusted EBITDA is useful to investors to assist them in getting a more complete picture of the Company’s financial results and operations.
Since Newmark’s Adjusted EBITDA is not a recognized measurement under GAAP, investors should use this measure in addition to GAAP measures of net income when analyzing Newmark’s operating performance. Because not all companies use identical EBITDA calculations, the Company’s presentation of Adjusted EBITDA may not be comparable to similarly titled measures of other companies. Furthermore, Adjusted EBITDA is not intended to be a measure of free cash flow or GAAP cash flow from operations, because the Company’s Adjusted EBITDA does not consider certain cash requirements, such as tax and debt service payments.
For more information regarding Adjusted EBITDA, see the section of this document and/or the Company’s most recent financial results press release titled “Reconciliation of GAAP Net Income to Adjusted EBITDA”, including the related footnotes, for details about how Newmark’s non-GAAP results are reconciled to those under GAAP.
LIQUIDITY DEFINED
Newmark may also use a non-GAAP measure called “liquidity”. The Company considers liquidity to be comprised of the sum of cash and cash equivalents, marketable securities, and reverse repurchase agreements (if any), less securities lent out in securities loaned transactions and repurchase agreements. The Company considers liquidity to be an important metric for determining the amount of cash that is available or that could be readily available to the Company on short notice. For more information regarding liquidity, see the section of this document and/or the Company’s most recent financial results press release titled “Liquidity Analysis”, including any related footnotes, for details about how Newmark’s non-GAAP results are reconciled to those under GAAP.
NET LEVERAGE DEFINED
Newmark may also use a non-GAAP measure called "net leverage.“ "Net debt", when used, is defined as total corporate debt (which excludes Warehouse facilities collateralized by U.S. Government Sponsored Enterprises), net of cash or, if applicable, total liquidity, while "net leverage", when used, equals net debt divided by trailing twelve month Adjusted EBITDA.
TIMING OF OUTLOOK FOR CERTAIN GAAP AND NON-GAAP ITEMS
Newmark anticipates providing forward-looking guidance for GAAP revenues and for certain non-GAAP measures from time to time. However, the Company does not anticipate providing an outlook for other GAAP results. This is because certain GAAP items, which are excluded from Adjusted Earnings and/or Adjusted EBITDA, are difficult to forecast with precision before the end of each period. The Company therefore believes that it is not possible for it to have the required information necessary to forecast GAAP results or to quantitatively reconcile GAAP forecasts to non-GAAP forecasts with sufficient precision without unreasonable efforts. For the same reasons, the Company is unable to address the probable significance of the unavailable information. The relevant items that are difficult to predict on a quarterly and/or annual basis with precision and may materially impact the Company’s GAAP results include, but are not limited, to the following:
–Certain equity-based compensation charges that may be determined at the discretion of management .
–Unusual, non-ordinary, or non-recurring items.
–The impact of gains or losses on certain marketable securities, as well as any gains or losses related to associated mark-to- market movements and/or hedging. These items are calculated using period-end closing prices.
–Non-cash asset impairment charges, which are calculated and analyzed based on the period-end values of the underlying assets. These amounts may not be known until after period-end.
–Acquisitions, dispositions, and/or resolutions of litigation, disputes, investigations, enforcement matters, or similar items, which are fluid and unpredictable in nature.

14

NEWMARK GROUP, INC.
RECONCILIATION OF GAAP NET LOSS AVAILABLE TO COMMON STOCKHOLDERS TO ADJUSTED EARNINGS
BEFORE NONCONTROLLING INTERESTS AND TAXES AND GAAP FULLY DILUTED EPS TO POST-TAX ADJUSTED EPS
(in thousands, except per share data)
(unaudited)

	Three Months Ended March 31,
	2024	2023
GAAP net loss available to common stockholders	$(16,254)	$(10,350)
Benefit for income taxes (1)	(3,516)	(3,056)
Net loss attributable to noncontrolling interests (2)	(10,062)	(5,999)
GAAP loss before income taxes and noncontrolling interests	$(29,832)	$(19,405)

Pre-tax adjustments:
Compensation adjustments:
Equity-based compensation and allocations of net income to limited partnership units and FPUs (3)	51,443	35,648
Other compensation adjustments (4)	930	872
Total Compensation adjustments	52,373	36,520

Non-Compensation adjustments:
Amortization of intangibles (5)	4,439	3,448
MSR amortization (6)	28,147	26,204
Other non-compensation adjustments (7)	3,911	1,525
Total Non-Compensation expense adjustments	36,497	31,177

Non-cash adjustment for OMSR revenue (8)	(16,144)	(14,099)

Other (income) loss, net
Other non-cash, non-dilutive, and/or non-economic items (9)	13	6,638
Total Other (income) loss, net	13	6,638

Total pre-tax adjustments	72,739	60,236

Adjusted Earnings before noncontrolling interests and taxes ("Pre-tax Adjusted Earnings")	$42,907	$40,831

GAAP net loss available to common stockholders	$(16,254)	$(10,350)
Allocations of net loss to noncontrolling interests (10)	(9,113)	(5,310)
Total pre-tax adjustments (from above)	72,739	60,236
Income tax adjustment to reflect Adjusted Earnings taxes (1)	(9,953)	(9,223)

Post-tax Adjusted Earnings to fully diluted shareholders ("Post-tax Adjusted Earnings")	$37,420	$35,353
Per Share Data:
GAAP fully diluted earnings per share	$(0.09)	$(0.06)

Allocation of net loss to noncontrolling interests	—	—
Total pre-tax adjustments (from above)	0.28	0.25
Income tax adjustment to reflect adjusted earnings taxes	(0.04)	(0.04)
Other	—	0.00

Post-tax Adjusted Earnings Per Share ("Adjusted Earnings EPS")	$0.15	$0.15
Pre-tax adjusted earnings per share	$0.17	$0.17
Fully diluted weighted-average shares of common stock outstanding	255,424	239,886

Notes to the above table:

(1) Newmark’s GAAP provision (benefit) for income taxes is calculated based on an annualized methodology. Newmark includes additional tax-deductible items when calculating the provision (benefit) for taxes with respect to Adjusted Earnings using an annualized methodology. These include tax-deductions related to equity-based compensation, and certain net-operating loss carryforwards. The adjustment in the tax provision to reflect Adjusted Earnings is shown below (in millions):

	Three Months Ended March 31,
	2024	2023
GAAP benefit for income taxes	$(3.5)	$(3.1)
Income tax adjustment to reflect Adjusted Earnings	10.0	9.2
Provision for income taxes for Adjusted Earnings	$6.5	$6.1

15

(2) Primarily represents portion of Newmark's net income pro-rated for Cantor and BGC employees' ownership percentage and the noncontrolling portion of Newmark's net income in subsidiaries.
(3) The components of equity-based compensation and allocations of net income to limited partnership units and FPUs are as follows (in millions):

	Three Months Ended March 31,
	2024	2023
Issuance of common stock and exchangeability expenses	$40.2	$24.6
Limited partnership units amortization	3.3	4.9
RSU amortization Expense	7.7	6.0
Total equity-based compensation	$51.2	$35.5
Allocations of net income	0.2	0.2
Equity-based compensation and allocations of net income to limited partnership units and FPUs	$51.4	$35.7

(4) Includes compensation expenses related to severance charges as a result of the cost savings initiatives of $1.4 million and $1.1 million for the three months ended March 31, 2024 and 2023, respectively. Also includes commission charges related to non-cash GAAP gains attributable to OMSR revenues of $(0.4) million and $(0.3) million for the three months ended March 31, 2024 and 2023, respectively.
(5) Includes Non-cash GAAP charges related to the amortization of intangibles with respect to acquisitions.
(6) Adjusted Earnings calculations exclude non-cash GAAP amortization of mortgage servicing rights (which Newmark refers to as “MSRs”). Subsequent to the initial recognition at fair value, MSRs are carried at the lower of amortized cost or fair value and amortized in proportion to the net servicing revenue expected to be earned. However, it is expected that any cash received with respect to these servicing rights, net of associated expenses, will increase Adjusted Earnings in future periods.
(7) The components of other non-compensation adjustments are as follows (in millions):

	Three Months Ended March 31,
	2024	2023
Lease expense (credits) related to liquidating entities	$(3.5)	$2.9
Asset impairments	3.3	0.9
Unaffiliated third party professional fees and expenses related to legal matters	1.3	—
Proceeds from legal settlements	(0.1)	(4.5)
Acceleration of debt issuance costs	2.6	—
Acquisition costs	—	1.8
Fair value adjustments related to acquisition earn-outs	0.3	0.4
	$3.9	$1.5
(8) Adjusted Earnings calculations exclude non-cash GAAP gains attributable to originated mortgage servicing rights (which Newmark refers to as "OMSRs"). Under GAAP, Newmark recognizes OMSRs equal to the fair value of servicing rights retained on mortgage loans originated and sold.
(9) The components of non-cash, non-dilutive, and/or non-economic items are as follows (in millions):

	Three Months Ended March 31,
	2024	2023
Loss from the disposition of assets	—	6.4
Unrealized loss on marketable securities (i)	—	—
Loss on non-marketable securities	—	0.3
	$—	$6.7
(i) Includes $13 thousand of unrealized loss on marketable securities for the three months ended March 31, 2024.

(10) Excludes the noncontrolling portion of Newmark's net income in subsidiaries which are not wholly owned.

16

NEWMARK GROUP, INC.
RECONCILIATION OF GAAP NET LOSS AVAILABLE TO COMMON STOCKHOLDERS TO ADJUSTED EBITDA
(in thousands)
(unaudited)

	Three Months Ended March 31,
	2024	2023
GAAP net loss available to common stockholders	$(16,254)	$(10,350)
Adjustments:
Net loss attributable to noncontrolling interests (1)	(10,062)	(5,999)
Benefit for income taxes	(3,516)	(3,056)
OMSR revenue (2)	(16,144)	(14,099)
MSR amortization (3)	28,147	26,204
Other depreciation and amortization (4)	15,819	12,626
Equity-based compensation and allocations of net income to limited partnership units and FPUs (5)	51,443	35,648
Other adjustments (6)	1,799	4,186
Other non-cash, non-dilutive, and/or non-economic items (7)	13	6,638
Interest expense	12,238	11,124
Adjusted EBITDA ("AEBITDA")	$63,483	$62,922
(1) Primarily represents portion of Newmark's net income pro-rated for Cantor and BGC employees' ownership percentage and the noncontrolling portion of Newmark's net income in subsidiaries.
(2) Non-cash gains attributable to originated mortgage servicing rights.
(3) Non-cash amortization of mortgage servicing rights in proportion to the net servicing revenue expected to be earned.
(4) Includes fixed asset depreciation and impairment of $11.4 million and $9.2 million for the three months ended March 31, 2024 and 2023, respectively. Also includes intangible asset amortization related to acquisitions of $4.4 million and $3.4 million for the three months ended March 31, 2024 and 2023, respectively.
(5) Please refer to Footnote 3 under Reconciliation of GAAP Net Income (Loss) Available to Common Stockholders to Adjusted Earnings Before Noncontrolling Interests and GAAP Fully Diluted EPS to Post-tax Adjusted EPS for additional information about the components of "Equity-based compensation and allocations of net income to limited partnership units and FPUs".
(6) The components of other adjustments are as follows (in millions):

	Three Months Ended March 31,
	2024	2023
Severance charges	$1.4	$1.1
Assets impairment not considered a part of ongoing operations	1.5	—
Commission charges related to non-GAAP gains attributable to OMSR revenues and others	(0.4)	(0.3)
Fair value adjustments related to acquisition earn-outs	0.3	0.4
Lease expense (credits) related to liquidating entities	(3.5)	2.9
Acceleration of debt issuance costs	2.6	—
	$1.8	$4.2
(7) Please refer to Footnote 9 under Reconciliation of GAAP Net Income (Loss) Available to Common Stockholders to Adjusted Earnings Before Noncontrolling Interests and Taxes and GAAP Fully Diluted EPS to Post-tax Adjusted EPS for additional information about the components of Other non-cash, non-dilutive, and/or non-economic items.

17

NEWMARK GROUP, INC.
FULLY DILUTED WEIGHTED-AVERAGE SHARE COUNT
FOR GAAP AND ADJUSTED EARNINGS
(in thousands)
(unaudited)

	Three Months Ended March 31,
	2024	2023

Common stock outstanding	174,774	172,561
Limited partnership units	—	—
Cantor units	—	—
Founding partner units	—	—
RSUs	—	—
Other	—	—

Fully diluted weighted-average share count for GAAP	174,774	172,561

Adjusted Earnings Adjustments:
Common stock outstanding	—	—
Limited partnership units	48,143	37,054
Cantor units	24,868	24,608
Founding partner units	3,018	3,488
RSUs	4,127	1,757
Other	494	418

Fully diluted weighted-average share count for Adjusted Earnings	255,424	239,886

___________________________________________________________________________________________________________________________________

NET LEVERAGE
As of March 31, 2024, total corporate debt was $670.2 million (currently consisting of only Long-term debt), which net of total liquidity of $141.0 million, equaled net debt of $529.2 million. $529.2 million divided by trailing twelve month Adjusted EBITDA of $399.0 million equaled a net leverage ratio of 1.3 times. Long-term debt as shown on the balance sheet is net of $4.8M of deferred finance costs.

NEWMARK GROUP, INC.
Other Income (Loss)
(in millions)
(unaudited)

	Three Months Ended March 31,
	2024	2023
Other items, net	—	(3.0)
Other income (loss), net under GAAP	—	(3.0)
To reconcile from GAAP other income (loss), exclude:
Other items, net	—	6.6
Other income (loss), net for Pre-tax Adjusted Earnings and Adjusted EBITDA	—	3.6
Newmark's Other income (loss), net under GAAP includes equity method investments that represent Newmark's pro rata share of net gains or losses and mark-to-market gains or losses on investments. For the three months ended March 31, 2024, the difference between GAAP and non-GAAP other income included $13 thousand of unrealized losses on marketable securities. For the three months ended March 31, 2023, the difference included equity method investments that represent Newmark's pro rata share of net gains or losses on investments and mark-to-market gains or losses on non-marketable investments.

18

ABOUT NEWMARK
Newmark Group, Inc. (Nasdaq: NMRK), together with its subsidiaries (“Newmark”), is a world leader in commercial real estate, seamlessly powering every phase of the property life cycle. Newmark’s comprehensive suite of services and products is uniquely tailored to each client, from owners to occupiers, investors to founders, and startups to blue-chip companies. Combining the platform’s global reach with market intelligence in both established and emerging property markets, Newmark provides superior service to clients across the industry spectrum. For the year ended December 31, 2023, Newmark generated revenues of approximately $2.5 billion. As of March 31, 2024, Newmark’s company-owned offices, together with its business partners, operate from approximately 170 offices with 7,600 professionals around the world. To learn more, visit nmrk.com or follow @newmark.
DISCUSSION OF FORWARD-LOOKING STATEMENTS ABOUT NEWMARK
Statements in this document regarding Newmark that are not historical facts are "forward-looking statements" that involve risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements. These include statements about the Company's business, results, financial position, liquidity, and outlook, which may constitute forward-looking statements and are subject to the risk that the actual impact may differ, possibly materially, from what is currently expected. Except as required by law, Newmark undertakes no obligation to update any forward-looking statements. For a discussion of additional risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see Newmark's Securities and Exchange Commission filings, including, but not limited to, the risk factors and Special Note on Forward-Looking Information set forth in these filings and any updates to such risk factors and Special Note on Forward-Looking Information contained in subsequent reports on Form 10-K, Form 10-Q, or Form 8-K.
MEDIA CONTACT:
Deb Bergman
+1 303-260-4307

INVESTOR CONTACTS:
Jason McGruder
Shaun French
+1 212-829-7124

19